#014 Putnam High Yield Trust
08/31/08

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended August 31, 2008 Putnam Management has
assumed $3,494 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 10).



72DD1 (000s omitted)

Class A	 	  $109,940
Class B		   10,420
Class C		    3,009

72DD2 (000s omitted)

Class M		 $1,082
Class R		     94
Class Y		  17,843

73A1

Class A		$0.576
Class B		 0.517
Class C	      0.517

73A2

Class M 		$0.553
Class R		 0.558
Class Y		 0.598

74U1 (000s omitted)

Class A		 180,041
Class B		  15,836
Class C		   5,508

74U2 (000s omitted)

Class M		  1,837
Class R		    202
Class Y		 30,396


74V1

Class A		$7.21
Class B		 7.19
Class C		 7.17

74V2

Class M		$7.23
Class R		 7.16
Class Y		 7.14


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.